ARTICLES OF AMENDMENT

                                       OF

                        TWENTIETH CENTURY INVESTORS, INC.


         The undersigned, William M. Lyons, in accordance with the Maryland General Corporation Law, does hereby certify that:

         1. He is the duly elected Executive Vice President of Twentieth Century Investors, Inc., a Maryland corporation (the "Corporation").

         2. The amendment to the Articles of Incorporation of the Corporation, which was approved as of November 23, 1996 by the Board of Directors of the Corporation at a meeting pursuant to Section 2-605(a)(4) of the Maryland General Corporation Law, is as follows:

                  The Articles of Incorporation of the Corporation are hereby amended by deleting all of the present Article SECOND and inserting in lieu therefor the following Article SECOND:

                  "SECOND:  The name of the Corporation is

                           American Century Mutual Funds, Inc."

         3. The amendment shall be effective January 1, 1997.

         IN WITNESS WHEREOF, the undersigned hereby acknowledges that these Articles of Amendment are the act of the Corporation and states, that to the best of his knowledge, information and belief, the matters and facts stated herein are true in all material respects, and that this statement is made under penalties of perjury.

         Dated this 2nd day of December, 1996.


                                                     /s/ William M. Lyons

                                                     William M. Lyons
                                                     Executive Vice President
Witness:

/s/ Charles A. Etherington

Charles A. Etherington
Assistant Secretary